Exhibit 99.1

 HEI, Inc. is Granted Additional Default Judgment in Its Lawsuit Against Its
                                  Former CEO

    MINNEAPOLIS, April 7 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII)
( www.heii.com ) today announced that it has been granted an additional default judgment in the amount of $656,445.46 in its lawsuit against its former Chief Executive Officer, President and Chairman, and current director Anthony J. Fant. The board of directors of HEI Incorporated has repeatedly requested the resignation of Mr. Fant from the board and to date this request has been ignored. The additional judgment is related to the Company's claims for damages for conversion, breach of fiduciary duty, costs associated with the forensic audit and corporate waste by Mr. Fant. This judgment is in addition to, and will be added to, the judgment granted to HEI against Mr. Fant in August 2003 in the amount of $605,895.01 for non-payment of a promissory note to HEI and the judgment granted against Mr. Fant on November 24, 2003, in the amount of $993,355.72 related to the Company's claims for conversion, breach of fiduciary duty, unjust enrichment and corporate waste. The Company has now obtained three separate judgments against Mr. Fant in the cumulative total amount of $2,255,696.19 plus costs and interest. The Company continues to pursue collection on the judgments in the normal course in Minnesota and other states, where it is believed that Fant may have non-exempt assets. There is no assurance that the Company will be able to collect the full amount of its judgments against Mr. Fant.

    About HEI, Inc.

    HEI, Inc. designs, develops, and manufactures microelectronic, subsystem, system, connectivity, and software solutions. The Company's unique range of capabilities in product realization give a competitive advantage to OEMs engaged in the medical device, hearing, biotechnology, healthcare information and communications industries. Web site: www.heii.com .

    FORWARD-LOOKING INFORMATION

    Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the Company's efforts to collect on the judgments are forward-looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI's SEC filings.

SOURCE  HEI, Inc.
    -0-                             04/07/2004
    /CONTACT: Mack V. Traynor, CEO, or Doug Nesbit, CFO, of HEI, Inc., +1-952-443-2500/
    /Web site:  http://www.heii.com /
    (HEII)

CO:  HEI, Inc.
ST:  Minnesota
IN:  CPR ECP STW
SU:  LAW